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                      JOHN HANCOCK VARIABLE SERIES TRUST I
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

General Principles

The Trustees of the John Hancock Variable Series Trust I (the "Trust") have adopted this code of ethics (this "Code") setting forth standard of ethics for the Chief Executive Officer, Chief Financial Officer and Treasurer ("Senior Financial Officers") of the Trust. All Senior Financial Officers are charged with the duty to maintain the standards set forth below.

No Code can address every situation that a Senior Financial Officer may face. As a guiding principle, Senior Financial Officers should strive to implement the spirit as well as the letter of applicable laws, rules and regulations, and to provide the type of clear and complete disclosure and information that Trust shareholders have a right to expect.

     Honest and Ethical Conduct

          Each Senior Financial Officer owes a duty to the Trust to act with integrity and honesty in the conduct of his or her duties and responsibilities. Each Senior Financial Officer shall comply with all applicable governmental laws, rules and regulations, and accounting standards, while adhering to a high standard of business ethics.

     Avoidance of Conflicts of Interest

          Senior Financial Officers shall ethically handle any actual or apparent conflict of interest, direct or indirect, between personal and professional relationships. A Senior Financial Officer should not engage in personal, business or professional relationships or dealings which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Trust and its shareholders. Any relationship or dealing that would present a conflict for a Senior Financial Officer could also present a conflict if it is related to a member of his or her immediate family.

     Disclosure

          Senior Financial Officers have a supervisory role with respect to the financial information included in reports filed with regulatory agencies and public disclosures by the Trust, and therefore have particular responsibilities in connection with those communications.

          . Each Senior Financial Officer shall familiarize himself or herself with the disclosure requirements applicable to the Trust, as well as the business and financial operations of the Trust.

          . Each Senior Financial Officer shall ensure that reasonable steps are taken within his or her areas of

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          responsibility to promote full, fair, accurate, timely and understandable disclosure in all regulatory filings, as well as when communicating with the Trust's shareholders or the general public, in accordance with applicable law.

          . No Senior Financial Officer shall violate his or her responsibility to the Trust by knowingly and willfully misrepresenting, or causing others to misrepresent, facts about the Trust to others, including the Trust's independent auditors, governmental regulators or self-regulatory organizations.

     Compliance with Applicable Law

          It is the Trust's policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Senior Financial Officer to take reasonable steps to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

Compliance Procedures

All Senior Financial Officers are responsible for ensuring that their own conduct complies with this Code. If a Senior Financial Officer is aware of any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest or which might be viewed as potentially affecting his or her performance of Trust responsibilities, the Senior Financial Officer shall notify the Trust's Chief Legal Officer of this transaction or relationship. In addition, any Senior Financial Officer who becomes aware of any existing or potential violation of this Code shall notify the Chief Legal Officer promptly, who shall conduct an appropriate investigation. The Chief Legal Officer shall report any violation of this Code to the Audit Committee of the Trust.

Anyone who violates the provisions of this Code, fails to report a known violation or refuses to cooperate in the investigation of any potential violation will be subject to disciplinary action, up to and including termination of service with the Trust. Subject to applicable law, the Audit Committee may waive provisions of this Code.

Other Policies and Procedures

This Code does not supplant or supersede any other Trust policy or procedure relating to conflicts of interest or business practices. Those policies and procedures are separate requirements applying to those working on Trust matters generally, including Senior Financial Officers among others, and are not part of this Code.

December 10, 2003